State of North Carolina
Department of the Secretary of State
ARTICLES OF AMENDMENT
OF
BNC BANCORP

Pursuant to §55-10-06 of the General Statutes of North Carolina, the undersigned corporation hereby submits the following Articles of Amendment for the purpose of amending its Articles of Incorporation.

1.	The name of the corporation is: BNC BANCORP

2.	The text of each amendment adopted is as follows (State below or attach):

The attached designation of the preferences, limitations, and relative rights of the Corporation’s Mandatorily Convertible Cumulative Non-Voting Preferred Stock, Series B-1, was duly adopted and approved by the Corporation’s Board of Directors as provided in N.C. Gen. Stat. Section 55-6-02. Shareholder approval is not required under Section 55-6-02.

3.	If an amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment, if not contained in the amendment itself, are as follows:

Not applicable.

4.	The date of adoption of each amendment was as follows: May 31, 2012

5.	The amendment was duly adopted and approved by the Board of Directors of the corporation, as provided for pursuant to §55-10-02 of the General Statutes of North Carolina.

6.	These articles will be effective upon filing.

This the 5th day of June, 2012.

BNC Bancorp
Name of Corporation

/s/ W. Swope Montgomery, Jr.
Signature

W. Swope Montgomery, Jr.
President and Chief Executive Officer

RIGHTS AND PREFERENCES

Section 1.          Designation. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Mandatorily Convertible Cumulative Non-Voting Preferred Stock, Series B-1” (the “Series B-1 Preferred Stock”). The number of shares constituting such series initially shall be 29,315. The par value of the Series B-1 Preferred Stock shall be no par value per share, and the liquidation preference shall be $1,000 per share.

Section 2.          Ranking. The Series B-1 Preferred Stock will, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank (i) on parity with the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, the Mandatorily Convertible Cumulative Non-Voting Preferred Stock, Series C (the “Series C Preferred Stock”) and with each other class or series of equity securities of the Corporation the terms of which do not expressly provide that such class or series will rank senior or junior to the Series B-1 Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Parity Securities”) and (ii) senior to the Mandatorily Convertible Non-Voting Preferred Stock, Series B, the Corporation’s common stock, no par value per share (the “Common Stock”), the Corporation’s non-voting common stock, no par value per share (the “Non-Voting Common Stock”), and each other class or series of capital stock of the Corporation outstanding or established after the Effective Date by the Corporation the terms of which do not expressly provide that it ranks on a parity with or senior to the Series B-1 Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Junior Securities”). The Corporation has the power to authorize and/or issue additional shares or classes or series of Junior Securities or Parity Securities without the consent of the Holders; provided, however, that, pursuant to Section 12(b) hereof, for as long as the Series B-1 Preferred Stock remains outstanding, no preferred stock of the Corporation that would rank senior to the Series B-1 Preferred Stock may be issued without, in each case, the express approval of the Holders of at least a majority of the issued and outstanding shares of Series B-1 Preferred Stock voting as a single class.

Section 3.          Definitions. The following initially capitalized terms shall have the following meanings, whether used in the singular or the plural:

(a)          “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(b)          “Applicable Conversion Price” means the Conversion Price in effect at any given time.

(c)          “Articles of Amendment” means these Articles of Amendment of the Corporation.

(d)          “Articles of Incorporation” means the Articles of Incorporation of the Corporation, as amended.

(e)          “BHC Act” means the Bank Holding Company Act of 1956, as amended.

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(f)          “Business Day” means any day that is not Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed.

(g)          “Closing Price” of the Common Stock (or other relevant capital stock or equity interest) on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock (or other relevant capital stock or equity interest) on the NASDAQ Capital Market on such date. If the Common Stock (or other relevant capital stock or equity interest) is not traded on the NASDAQ Capital Market on any date of determination, the Closing Price of the Common Stock (or other relevant capital stock or equity interest) on such date of determination means the closing sale price as reported in the composite transactions for the principal US. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or if the Common Stock (or other relevant capital stock or equity interest) is not so listed or quoted on a US. national or regional securities exchange, the last quoted bid price for the Common Stock (or other relevant capital stock or equity interest) in the over-the-counter market as reported by OTC Markets Group Inc. or similar organization, or, if that bid price is not available, the market price of the Common Stock (or other relevant capital stock or equity interest) on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.

For purposes of these Articles of Amendment, all references herein to the “closing sale price” and “last reported sale price” of the Common Stock (or other relevant capital stock or equity interest) on the NASDAQ Capital Market shall be such closing sale price and last reported sale price as reflected on the web site of the NASDAQ Capital Market (http://www.nasdaq.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of the NASDAQ Capital Market and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of the NASDAQ Capital Market shall govern.

(h)          “Common Stock” has the meaning set forth in Section 2.

(i)           “Corporation” means BNC Bancorp, a bank holding company and corporation organized in the State of North Carolina.

(j)          “Conversion Price” means for each share of Series B-1 Preferred Stock, $7.00035 provided that the foregoing shall be subject to adjustment or limitation as set forth herein.

(k)          “Current Market Price” means, on any date, the average of the daily Closing Price per share of the Common Stock or other securities on each of the five consecutive Trading Days preceding the earlier of the day before the date in question and the day before the Ex-Date with respect to the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 10.

(l)          “Effective Date” means the date on which shares of the Series B-1 Preferred Stock are first issued.

(m)          “Exchange Property” has the meaning set forth in Section 11(a).

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(n)          “Ex-Date”, when used with respect to any issuance or distribution, means the first date on which the Common Stock or other securities trade without the right to receive the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 10.

(o)          “Holder” means the Person in whose name the shares of the Series B-1 Preferred Stock are registered, which may be treated by the Corporation as the absolute owner of the shares of Series B-1 Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

(p)          “Junior Securities” has the meaning set forth in Section 2.

(q)          “Liquidation Preference” means, as to the Series B-1 Preferred Stock, $1,000 per share (as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Series B-1 Preferred Stock).

(r)          “Mandatory Conversion Date” means, with respect to the shares of Series B-1 Preferred Stock of any Holder, the third Business Day after which the Corporation has received the Shareholder Approvals, provided, however, that if a Mandatory Conversion Date would otherwise occur on or after an Ex-Date for an issuance or distribution that results in an adjustment of the Conversion Price pursuant to Section 10 and on or before the Record Date for such issuance or distribution, such Mandatory Conversion Date shall instead occur on the first calendar day after the Record Date for such issuance or distribution. For the avoidance of doubt, a Mandatory Conversion Date, with respect to the shares of Series B-1 Preferred Stock, shall not be deemed to have occurred unless the Shareholder Approvals relating to shares of the Series C Preferred Stock described in the definition of “Shareholder Approvals” below have been obtained.

(s)          “Non-Voting Common Stock” has the meaning set forth in Section 2.

(t)          “Notice of Mandatory Conversion” has the meaning set forth in Section 9(a).

(u)          “Parity Securities” has the meaning set forth in Section 2.

(v)          “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(w)         “Record Date” has the meaning set forth in Section 4(d).

(x)          “Reference Securities” has the meaning set forth in Section 10(e).

(y)          “Reorganization Event” has the meaning set forth in Section 11(a).

(z)          “Section 4(c) Dividend Payment Date” has the meaning set forth in Section 4(c).

(aa)        “Section 4(c) Dividend Period” has the meaning set forth in Section 4(c).

(bb)       “Securities Purchase Agreement” means the Securities Purchase Agreement, dated as of May 31, 2012, as may be amended from time to time, between the Corporation and a Holder.

(cc)        “Series B-1 Preferred Stock” has the meaning set forth in Section 1.

(dd)       “Series C Preferred Stock” has the meaning set forth in Section 2.

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(ee)        “Shareholder Approvals” means the shareholder approvals necessary to (i) approve the conversion of the Series B-1 Preferred Stock into Non-Voting Common Stock and the conversion of such Non-Voting Common Stock into shares of Common Stock for purposes of Rule 5635 of the NASDAQ Marketplace Rules and (ii) approve the conversion of the Series C Preferred Stock into Common Stock for purposes of Rule 5635 of the NASDAQ Marketplace Rules.

(ff)         “Special Dividend” has the meaning set forth in Section 4(c).

(gg)       “Special Dividend Rate” means the following respective rates during each of the following respective periods:

(i)          12% per annum for the Section 4(c) Dividend Period beginning on September 30, 2012 and ending on December 31, 2012; and

(ii)         15% per annum for the dividends accruing during all Section 4(c) Dividend Periods beginning on or subsequent to December 31, 2012.

(hh)       “Trading Day” means a day on which the shares of Common Stock:

(i)          are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

(ii)         have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

Section 4.          Dividends. (a) From and after the Effective Date, the Holders shall be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, out of funds legally available therefor, non-cumulative dividends of the type and in the amounts determined as set forth in Section 4(b) and cumulative dividends of the type and in the amounts determined as set forth in Section 4(c), and no more.

(b)          Subject to Section 4(a), if the Board of Directors or a duly authorized committee of the Board of Directors declares and pays a cash dividend in respect of Common Stock, then, as a condition to such cash dividend, the Board of Directors or such duly authorized committee of the Board of Directors shall declare and pay to the Holders of the Series B-1 Preferred Stock, on the same dates on which such cash dividend is declared or paid, as applicable, on the Common Stock, a cash dividend in an amount per share of Series B-1 Preferred Stock equal to the product of (i) the per share dividend declared and paid in respect of each share of Common Stock and (ii) the number of shares of Non-Voting Common Stock into which such share of Series B-1 Preferred Stock is then convertible, assuming receipt of the Shareholder Approvals.

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(c)          In addition to dividends payable under Section 4(b), dividends shall begin to accrue on September 30, 2012 and will be payable quarterly in arrears, commencing on December 31, 2012, when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, on March 31, June 30, September 30 and December 31 of each year, or, if any such day is not a Business Day, the next Business Day (each, a “Section 4(c) Dividend Payment Date”) for each outstanding share of Series B-1 Preferred Stock, payable in cash at the Special Dividend Rate (such dividend, the “Special Dividend”). Dividends payable pursuant to this Section 4(c), will be, for each outstanding share of Series B-1 Preferred Stock, payable in cash at an annual rate equal to the Special Dividend Rate multiplied by the sum of (A) the Liquidation Preference plus (B) all accrued but unpaid dividends, whether or not declared, on such shares of Series B-1 Preferred Stock for any prior Section 4(c) Dividend Period and will be computed on the basis of a 360-day year of twelve 30-day months and for any Section 4(c) Dividend Period greater or less than a full Section 4(c) Dividend Period will be computed on the basis of the actual number of days elapsed in the period divided by 360. No interest or sum of money in lieu of interest will be paid on any dividend payment on a share of Series B-1 Preferred Stock paid later than the scheduled Section 4(c) Dividend Payment Date. The period from September 30, 2012 to but excluding December 31, 2012 and each period from and including a Section 4(c) Dividend Payment Date to but excluding the following Section 4(c) Dividend Payment Date is herein referred to as a “Section 4(c) Dividend Period.” Such dividends will accumulate during each dividend period from and including the immediately preceding dividend payment date (in the case of the initial dividend period, if applicable, September 30, 2012) to but excluding the immediately succeeding dividend payment date.

(d)          Each dividend will be payable to Holders of record as they appear in the records of the Corporation at the close of business on the same record date, which (i) with respect to dividends payable pursuant to Section 4(b), shall be the same day as the record date for the payment of the corresponding dividends to the holders of shares of Common Stock and (ii) with respect to dividends payable pursuant to Section 4( c), shall be on the first Business Day of the month in which the relevant Section 4( c) Dividend Payment Date occurs (each, a “Record Date”).

(e)          Special Dividends on the Series B-1 Preferred Stock are cumulative. To the extent that the Board of Directors does not declare and pay dividends on the Series B-1 Preferred Stock for a Section 4(c) Dividend Period prior to the related Section 4(c) Dividend Payment Date, in full or otherwise, such unpaid dividend shall accrue and shall cumulate from such scheduled Section 4(c) Dividend Payment Date, shall compound on each subsequent Section 4(c) Dividend Payment Date and shall be payable quarterly in arrears on each subsequent Section 4(c) Dividend Payment Date. As used herein, the term “accrued” includes both accrued and accumulated dividends.

(f)          If full dividends payable on Series B-1 Preferred Stock pursuant to Section 4(b) for any dividend period or Section 4(c) for any Section 4(c) Dividend Period have not been declared and paid, or declared and a sum sufficient for the payment of those dividends been set aside, the Corporation may not: (i) declare and pay or set aside for payment or declare and make or set aside for payment any distribution of assets on any Junior Securities (other than a dividend payable solely in Junior Securities); (ii) repurchase, redeem, or otherwise acquire for consideration, directly or indirectly, any Junior Securities (other than as a result of a reclassification of Junior Securities for or into other Junior Securities, or the exchange or conversion of one Junior Security for or into another Junior Security, and other than through the use of the proceeds of a substantially contemporaneous sale of other Junior Securities), nor shall any monies be paid to or made available for a sinking fund for the redemption of any Junior Securities by the Corporation; or (iii) repurchase, redeem, or otherwise acquire for consideration any Parity Securities otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series B-1 Preferred Stock and such Parity Securities except by conversion into or exchange for Junior Securities. The foregoing limitations do not apply to purchases or acquisitions of Junior Securities pursuant to any employee or director incentive or benefit plan or arrangement (including any of the Corporation’s employment, severance, or consulting agreements) of the Corporation or of any of its subsidiaries adopted before or after the Effective Date.

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(g)          If full dividends payable on Series B-1 Preferred Stock pursuant to Section 4(b) for the current dividend period or Section 4(c) for any Section 4(c) Dividend have not been declared and paid, or declared and a sum sufficient for the payment of those dividends been set aside, the Corporation may not declare, pay, or set aside for payment dividends on any Parity Securities or Junior Securities for any period; provided, however, that to the extent that the Corporation declares dividends on the Series B-1 Preferred Stock and on any Parity Securities but does not make full payment of such declared dividends, the Corporation will allocate the dividend payments on a pro rata basis among the Holders and the holders of any Parity Securities. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation will allocate dividend payments based on the ratio between the current and accrued dividends due on the shares of Series B-1 Preferred Stock and the aggregate of the current and accrued dividends due on any Parity Securities, which shall not include any accumulation for any prior dividend periods if such Parity Securities do not have a cumulative dividend.

(h)          If the Mandatory Conversion Date with respect to any share of Series B-1 Preferred Stock is prior to any Record Date, the Holder of such share of Series B-1 Preferred Stock will not have the right to receive any dividends on the Series B-1 Preferred Stock with respect to such Record Date. If the Mandatory Conversion Date with respect to any share of Series B-1 Preferred Stock is after the Record Date for any declared dividend and prior to the payment date for that dividend, the Holder thereof shall receive that dividend on the relevant payment date if such Holder was the Holder of record on the Record Date for that dividend; provided, that this provision shall not affect any rights to receive any accrued but unpaid dividends on the Series B-1 Preferred Stock attributable to any Section 4(c) Dividend Period completed prior to the Record Date.

Section 5.          Liquidation. (a) In the event the Corporation voluntarily or involuntarily liquidates, dissolves or winds up, the Holders at the time shall be entitled to receive liquidating distributions in an amount equal to the greater of (i) the Liquidation Preference per share of Series B-1 Preferred Stock, plus an amount equal to any accrued but unpaid dividends, whether or not declared, thereon to and including the date of such liquidation and (ii) 110% of the payment or distribution to which such Holders would be entitled if the Series B-1 Preferred Stock were converted into Non-Voting Common Stock immediately before such liquidation, dissolution or winding-up, out of assets legally available for distribution to the Corporation’s shareholders, before any distribution of assets is made to the holders of the Common Stock, Non-Voting Common Stock or any other Junior Securities. After payment of the full amount of such liquidation distribution, the Holders shall not be entitled to any further participation in any distribution of assets by the Corporation.

(b)          In the event the assets of the Corporation available for distribution to shareholders upon any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series B-1 Preferred Stock and the corresponding amounts payable on any Parity Securities, Holders and the holders of such Parity Securities shall share ratably in any distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(c)          The Corporation’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Corporation, or the sale of all or substantially all of the Corporation’s property or business will not constitute its liquidation, dissolution or winding up.

Section 6.          Maturity. The Series B-1 Preferred Stock shall be perpetual unless converted or redeemed in accordance with these Articles of Amendment.

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Section 7.          Redemptions by the Corporation.

(a)          Optional Redemption. The Series B-1 Preferred Stock may not be redeemed by the Corporation prior to June 30, 2017. After June 30, 2017, the Corporation, at its option, may redeem in whole or in part at any time the shares of Series B-1 Preferred Stock together with the Series C Preferred Stock at the time outstanding, upon notice given as provided in Section 7(c) below, at a redemption price per share payable in cash equal to the greater of (i) 125.0% of the sum of (A) the Liquidation Preference, plus (B) all accrued but unpaid dividends up to, but excluding, the date fixed for redemption, whether or not declared, and (ii) 110% of (A) the number of shares of Non-Voting Common Stock into which a share of Series B-1 Preferred Stock would be convertible on the Trading Day immediately prior to the date fixed for redemption (assuming receipt of Shareholder Approvals) multiplied by (B) the Closing Price of Common Stock on such Trading Day. The redemption price for any shares of Series B-1 Preferred Stock shall be payable on the redemption date to the Holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to a Record Date shall not be paid to the Holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Record Date.

(b)          No Sinking Fund. The Series B-1 Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series B-1 Preferred Stock will have no right to require redemption of any shares of Series B-1 Preferred Stock.

(c)          Notice of Redemption. Notice of every redemption of shares of Series B-1 Preferred Stock shall be given by first class mail, postage prepaid, addressed to the Holders of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption; provided, that failure to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of shares of Series B-1 Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series B-1 Preferred Stock to be so redeemed except as to the Holder to whom the Corporation has failed to give such notice or except as to the Holder to whom notice was defective. Notwithstanding the foregoing, if the Series B-1 Preferred Stock or any depositary shares representing interests in the Series B-1 Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the Holders of Series B-1 Preferred Stock at such time and in any manner permitted by such facility. Each such notice given to a Holder shall state: (1) the redemption date; (2) the number of shares of Series B-1 Preferred Stock to be redeemed and, if less than all the shares held by such Holder are to be redeemed, the number of such shares to be redeemed from such Holder; (3) the redemption price (or manner of determination of the redemption price); and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d)          Partial Redemption. In case of any redemption of only part of the shares of Series B-1 Preferred Stock or Series C Preferred Stock at the time outstanding, the shares to be redeemed shall be selected on a pro rata basis or such other method as the depositary shall require that approximates a pro rata basis. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the Holder thereof.

(e)          Effectiveness of Redemption. If notice of redemption has been duly given as provided in Section 7(c) and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the Holders of the shares called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date unless the Corporation defaults in the payment of the redemption price, in which case such rights shall continue until the redemption price is paid, dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption, without interest. Any funds unclaimed at the end of two years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the Holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares. Shares of outstanding Series B-1 Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation, or converted into another series of the Corporation’s preferred stock, shall be cancelled and shall revert to authorized but unissued shares of the Corporation’s preferred stock undesignated as to series.

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Section 8.          Mandatory Conversion. Effective as of the close of business on the Mandatory Conversion Date with respect to the shares of Series B-1 Preferred Stock of a Holder, all such Holder’s shares of Series B-1 Preferred Stock shall automatically convert into shares of Non-Voting Common Stock as set forth below. The number of shares of Non-Voting Common Stock into which a share of Series B-1 Preferred Stock shall be convertible shall be determined by dividing (i) the Liquidation Preference by (ii) the Applicable Conversion Price (subject to the conversion procedures of Section 9 hereof). In addition, a Holder shall receive a cash amount equal to all accrued but unpaid dividends, whether or not declared, with respect to any Section 4(c) Dividend Period completed prior to the Mandatory Conversion Date (but not with respect to the Section 4(c) Dividend Period in which the Mandatory Conversion Date occurs). Upon conversion, Holders shall receive cash in lieu of fractional shares in accordance with Section 13 hereof.

Section 9.          Conversion Procedures.

(a)          Upon receipt by the Corporation of the Shareholder Approvals, within two (2) Business Days thereafter, the Corporation shall provide notice of mandatory conversion to each Holder (such notice a “Notice of Mandatory Conversion”). In addition to any information required by applicable law or regulation, the Notice of Mandatory Conversion with respect to such Holder shall state, as appropriate:

(i)          the Mandatory Conversion Date;

(ii)         the number of shares of Non-Voting Common Stock to be issued upon conversion of each share of Series B-1 Preferred Stock held of record by such Holder and subject to such mandatory conversion; and

(iii)        if certificates are to be issued, the place or places where certificates for shares of Series B-1 Preferred Stock held of record by such Holder are to be surrendered for issuance of certificates representing shares of Non-Voting Common Stock.

(b)          Effective immediately prior to the close of business on the Mandatory Conversion Date with respect to any shares of Series B-1 Preferred Stock, dividends shall no longer be declared on any such shares of Series B-1 Preferred Stock and such shares of Series B-1 Preferred Stock shall cease to be outstanding, in each case, subject to the right of the Holder to receive (i) shares of Non-Voting Common Stock issuable upon such mandatory conversion, (ii) any declared and unpaid dividends on such share to the extent provided in Section 4(h) and (iii) any other payments or distributions to which such Holder is otherwise entitled pursuant to Section 8, this Section 9, Section 10, Section 11 or Section 13 hereof, as applicable.

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(c)          No allowance or adjustment, except pursuant to Section 4 or Section 10, shall be made in respect of dividends payable to holders of the Common Stock of record as of any date prior to the close of business on the Mandatory Conversion Date with respect to any share of Series B-1 Preferred Stock. Prior to the close of business on the Mandatory Conversion Date with respect to any share of Series B-1 Preferred Stock, shares of Non-Voting Common Stock issuable upon conversion thereof, or other securities issuable upon conversion of, such share of Series B-1 Preferred Stock shall not be deemed outstanding for any purpose, and the Holder thereof shall have no rights with respect to the Non-Voting Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Non-Voting Common Stock or other securities issuable upon conversion and rights to receive any dividends or other distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding such share of Series B-1 Preferred Stock, except to the extent provided in Section 4(b) or Section 10(d).

(d)          Shares of Series B-1 Preferred Stock duly converted in accordance with these Articles of Amendment, or otherwise reacquired by the Corporation, will resume the status of authorized and unissued shares of the Corporation’s preferred stock, undesignated as to series and available for future issuance. The Corporation may from time-to-time take such appropriate action as may be necessary to reduce the authorized number of shares of Series B-1 Preferred Stock; provided, that the Corporation shall not take any such action if such action would reduce the authorized number of shares of Series B-1 Preferred Stock below the number of shares of Series B-1 Preferred Stock then outstanding.

(e)          The Person or Persons entitled to receive the Non-Voting Common Stock and/or cash, securities or other property issuable upon conversion of Series B-1 Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Non-Voting Common Stock and/or securities as of the close of business on the Mandatory Conversion Date with respect thereto. In the event that a Holder shall not by written notice designate the name in which shares of Non-Voting Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series B-1 Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation.

(f)          On the Mandatory Conversion Date with respect to any share of Series B-1 Preferred Stock, certificates representing shares of Non-Voting Common Stock shall be issued and delivered to the Holder thereof or such Holder’s designee (or, at the Corporation’s option such shares shall be registered in book-entry form) upon presentation and surrender of the certificate evidencing the Series B-1 Preferred Stock to the Corporation and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes.

Section 10.         Anti-Dilution Adjustments.

(a)          The Conversion Price shall be subject to the following adjustments:

(i)          Stock Dividends and Distributions. If the Corporation pays dividends or other distributions on the Common Stock in shares of Common Stock, then the Conversion Price in effect immediately prior to the Ex-Date for such dividend or distribution will be multiplied by the following fraction:

OSo
OS 1

Where,

OSo	=	the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution.

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OS 1	=	the sum of the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution plus the total number of shares of Common Stock constituting such dividend or distribution.

For the purposes of this clause (i), the number of shares of Common Stock at the time outstanding shall not include shares of Common Stock acquired by the Corporation. If any dividend or distribution described in this clause (i) is declared but not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to make such dividend or distribution, to such Conversion Price that would be in effect if such dividend or distribution had not been declared (but giving effect to any intervening adjustments that may have been made with respect to the Series B-1 Preferred Stock).

(ii)         Subdivisions, Splits and Combinations of the Common Stock. If the Corporation subdivides, splits or combines the shares of Common Stock, then the Conversion Price in effect immediately prior to the effective date of such share subdivision, split or combination will be multiplied by the following fraction:

OSo
OS 1

Where,

OS	=	the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split or combination.

OS 1	=	the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.

For the purposes of this clause (ii), the number of shares of Common Stock at the time outstanding shall not include shares of Common Stock acquired by the Corporation. If any subdivision, split or combination described in this clause (ii) is announced but the outstanding shares of Common Stock are not subdivided, split or combined, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to subdivide, split or combine the outstanding shares of Common Stock, to such Conversion Price that would be in effect if such subdivision, split or combination had not been announced (but giving effect to any intervening adjustments that may have been made with respect to Series B-1 Preferred Stock).

(b)          (i) All adjustments to the Conversion Price shall be calculated to the nearest 1/10 of a cent. No adjustment in the Conversion Price shall be required if such adjustment would be less than $0.01; provided, that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided further that on the Mandatory Conversion Date adjustments to the Conversion Price will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

(ii)          No adjustment to the Conversion Price shall be made if Holders may participate in the transaction that would otherwise give rise to an adjustment, as a result of holding the Series B-1 Preferred Stock (including without limitation pursuant to Section 4 hereof), without having to convert the Series B-1 Preferred Stock, as if they held the full number of shares of Non-Voting Common Stock into which a share of the Series B-1 Preferred Stock may then be converted.

(iii)         The Applicable Conversion Price shall not be adjusted:

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(A)         upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in shares of Common Stock under any such plan or under any savings or profit sharing plan;

(B)         upon the issuance of any shares of Common Stock or rights or warrants to purchase such shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its subsidiaries;

(C)         upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date shares of the Series B-1 Preferred Stock were first issued and not substantially amended thereafter;

(D)         for a change in the par value or no par value of the Common Stock; or

(E)         for accrued but unpaid dividends on the Series B-1 Preferred Stock.

(c)          Whenever the Conversion Price is to be adjusted in accordance with Section 10(a) or Section 10(b), the Corporation shall: (i) compute the Conversion Price in accordance with Section 10(a) or Section 10(b), taking into account the $0.01 threshold set forth in Section 10(c) hereof; (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to Section 10(a) or Section 10(b), taking into account the $0.01 threshold set forth in Section 10(c) hereof (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as practicable following the determination of the revised Conversion Price in accordance with Section 10(a) or Section 10(b) hereof, provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the revised Conversion Price.

(d)          The shares of Series B-1 Preferred Stock shall also be entitled to the following rights:

(i)          Issuance of Stock Purchase Rights. If the Corporation issues to all or substantially all holders of the shares of Common Stock rights or warrants (other than rights or warrants issued pursuant to a shareholders’ rights plan, a dividend reinvestment plan or share purchase plan or other similar plans) entitling them to subscribe for or purchase shares of Common Stock, then each Holder shall receive the same rights or warrants as a holder of Common Stock would receive as though such Holder’s shares of Series B-1 Preferred Stock had been converted into shares of Non-Voting Common Stock and that such Non-Voting Common Stock had been converted into Common Stock.

(ii)         Debt or Asset Distributions. If the Corporation distributes to all or substantially all holders of shares of Common Stock evidences of indebtedness, shares of capital stock, securities (including, without limitation, shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in a “spin-off” transaction), cash or other assets (excluding any dividend or distribution referred to in clause (a)(i) above, any rights or warrants referred to in clause (d)(i) above, any dividend or distribution paid exclusively in cash, and any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its applicable subsidiaries) (such evidences of indebtedness, shares of capital stock, securities, cash or other assets, the “Distributed Property”), then each Holder shall receive the same distribution of Distributed Property as a holder of Common Stock would receive as though such Holder’s shares of Series B-1 Preferred Stock had been converted into shares of Non-Voting Common Stock and that such Non-Voting Common Stock had been converted into Common Stock.

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(iii)        Cash Distributions. If the Corporation makes a distribution consisting exclusively of cash to all holders of the Common Stock, excluding (A) any cash dividend on the Common Stock to the extent a corresponding cash dividend pursuant to Section 4 is paid on the Series B-1 Preferred Stock, (b) any cash that is distributed in a Reorganization Event, (c) any dividend or distribution in connection with the Corporation’s liquidation, dissolution or winding up, and (d) any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its subsidiaries, then in each event, each Holder shall receive the same distribution as a holder of Common Stock would receive as though such Holder’s shares of Series B-1 Preferred Stock had been converted into shares of Non-Voting Common Stock and that such Non-Voting Common Stock had been converted into Common Stock.

(iv)        Self Tender Offers and Exchange Offers. If the Corporation or any of its subsidiaries successfully completes a tender or exchange offer for the Common Stock where the cash and the value of any other consideration included in the payment per share of the Common Stock exceeds the Closing Price per share of the Corporation’s Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer (such excess, the “Excess Consideration”), then each Holder shall receive the same Excess Consideration as a holder of Common Stock participating in such tender or exchange offer would receive as though such Holder’s shares of Series B-1 Preferred Stock had been converted into shares of Non-Voting Common Stock and that such Non-Voting Common Stock had been converted into Common Stock

(v)         Rights Plans. To the extent that the Corporation has a rights plan in effect with respect to the Common Stock on the Mandatory Conversion Date, upon conversion of any shares of the Series B-1 Preferred Stock, Holders will receive, in addition to the shares of Non-Voting Common Stock, the rights under the rights plan, unless, prior to the Mandatory Conversion Date the rights have separated from the shares of Non-Voting Common Stock, in which case each Holder shall receive, at the time of separation, the same rights as if the Corporation had made a distribution to all holders of the Common Stock as described in clause (d)(i) above as though such Holder’s shares of Series B-1 Preferred Stock had been converted into shares of Non-Voting Common Stock and that such Non-Voting Common Stock had been converted into Common Stock.

(e)          Notwithstanding anything to the contrary in Section 10(d), to the extent that the foregoing provisions of Section 10(d) would result in the issuance  to the holder of  voting securities of the Corporation for purposes of the Federal Reserve’s Regulation Y or rights to such voting securities (any such voting securities being the “Reference Securities”), the Corporation shall issue in lieu thereof securities or rights to securities that are not voting securities for such purposes and as otherwise equivalent as possible to the Reference Securities.

Section 11.        Reorganization Events. (a) In the event that for so long as any shares of Series B-1 Preferred Stock remain outstanding there occurs:

(i)          any consolidation, merger or other similar business combination of the Corporation with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;

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(ii)         any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;

(iii)        any reclassification of the Common Stock into securities including securities other than the Common Stock; or

(iv)        any statutory exchange of the outstanding shares of Common Stock for securities of another Person (other than in connection with a merger or acquisition);

(any such event specified in this Section 11(a), a “Reorganization Event”); then each share of such Holder’s Series B-1 Preferred Stock outstanding immediately prior to such Reorganization Event shall remain outstanding but shall automatically convert, effective as of the close of business on the Mandatory Conversion Date with respect to the shares of Series B-1 Preferred Stock of such Holder, into the type and amount of securities, cash and other property receivable in such Reorganization Event by the holder (excluding the counterparty to the Reorganization Event or an Affiliate of such counterparty ) of the number of shares of Common Stock a holder would receive as though such Holder’s shares of Series B-1 Preferred Stock had been converted into shares of Non-Voting Common Stock and that such shares of Non-Voting Common Stock had been converted into Common Stock obtained by dividing (x) the Liquidation Preference by (y) the Applicable Conversion Price as of such date, plus a cash amount equal to all accrued but unpaid dividends, whether or not declared, on a per share basis, up to, but excluding, such date (such securities, cash and other property, the “Exchange Property”).

(b)          In the event that holders of the shares of Non-Voting Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the Holders shall likewise be allowed to make such an election.

(c)          The above provisions of this Section 11 shall similarly apply to successive Reorganization Events and the provisions of Section 10 shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of the Non-Voting Common Stock in any such Reorganization Event.

(d)          The Corporation (or any successor) shall, within seven days of the consummation of any Reorganization Event, provide written notice to the Holders of such consummation of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 11.

(e)          The Corporation shall not enter into any agreement for a transaction constituting a Reorganization Event unless such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series B-1 Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 11.

Section 12.       Voting Rights. (a) Holders will not have any voting rights, including the right to elect any directors, except (i) voting rights, if any, required by law, and (ii) voting rights, if any, described in this Section 12.

(b)          So long as any shares of Series B-1 Preferred Stock are outstanding, the vote or consent of the Holders of at least a majority of the shares of Series B-1 Preferred Stock at the time outstanding, voting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by North Carolina law:

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(i)          any amendment, alteration or repeal (including by means of a merger, consolidation or otherwise) of any provision of the Articles of Incorporation (including these Articles of Amendment) or the Corporation’s bylaws that would significantly and adversely affect the rights or preference of the Series B-1 Preferred Stock;

(ii)         any amendment or alteration (including by means of a merger, consolidation or otherwise) of the Corporation’s Articles of Incorporation to authorize, or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of the Corporation’s capital stock ranking senior to the Series B-1 Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation; or

(iii)        the consummation of a binding share exchange or reclassification involving the Series B-1 Preferred Stock or a merger or consolidation of the Corporation with another entity that results in any amendment, alteration or repeal of any provision of the Articles of Incorporation (including these Articles of Amendment) or the Corporation’s bylaws or the equivalent documents of another corporation that would significantly and adversely affect the rights or preferences of the Series B-1 Preferred Stock, except that the Holders will have no right to vote under this provision if (x) the Series B-1 Preferred Stock remains outstanding with the same rights, preferences, privileges and voting powers or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and (y) such Series B-1 Preferred Stock remaining outstanding with the same rights, preferences, privileges and voting powers or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the Holders thereof than the rights, preferences, privileges and voting powers of the Series B-1 Preferred Stock, taken as a whole.

provided, however, that any increase in the amount of the authorized preferred stock of the Corporation or any securities convertible into the preferred stock of the Corporation or the creation and issuance, or an increase in the authorized or issued amount, of any series of preferred stock of the Corporation or any securities convertible into preferred stock of the Corporation ranking equally with and/or junior to the Series B-1 Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon the Corporation’s liquidation, dissolution or winding up will not, in and of itself, be deemed to significantly and adversely affect the rights or preference of the Series B-1 Preferred Stock and, notwithstanding any provision of North Carolina law, Holders will have no right to vote solely by reason of such an increase, creation or issuance..

(c)          Notwithstanding the foregoing, Holders shall not have any voting rights if, at or prior to the effective time of the act with respect to which such vote would otherwise be required, all outstanding shares of Series B-1 Preferred Stock shall have been converted into shares of Non-Voting Common Stock.

Section 13.        Fractional Shares.

(a)          No fractional shares of Non-Voting Common Stock will be issued as a result of any conversion of shares of Series B-1 Preferred Stock.

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(b)          In lieu of any fractional share of Non-Voting Common Stock otherwise issuable in respect of any mandatory conversion pursuant to Section 8 hereof, the Corporation shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Non-Voting Common Stock determined as of the second Trading Day immediately preceding the Mandatory Conversion Date.

(c)          If more than one share of the Series B-1 Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Non-Voting Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series B-1 Preferred Stock so surrendered.

Section 14.        Reservation of Non-Voting Common Stock and Common Stock.

(a)          The Corporation shall at all times reserve and keep available out of its authorized and unissued Non-Voting Common Stock and Common Stock or shares acquired by the Corporation, solely for issuance upon the conversion of shares of Series B-1 Preferred Stock and conversion of the Non-Voting Common Stock as provided in these Articles of Amendment and as provided in the Company’s Articles of Incorporation free from any preemptive or other similar rights, such number of shares of Non-Voting Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series B-1 Preferred Stock then outstanding and such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the related shares of Non-Voting Common Stock then outstanding.

(b)          Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of shares of Series B-1 Preferred Stock, as herein provided, shares of Non-Voting Common Stock acquired by the Corporation (in lieu of the issuance of authorized and unissued shares of Non-Voting Common Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances.

(c)          All shares of Non-Voting Common Stock delivered upon conversion of the Series B-1 Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances.

(d)          Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series B-1 Preferred Stock, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(e)          The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed on the NASDAQ Capital Market or any other national securities exchange or automated quotation system, the Corporation will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all the Common Stock issuable upon conversion of the Non-Voting Common Stock.

Section 15.        Replacement Certificates.

(a)          The Corporation shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Corporation of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Corporation.

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(b)          The Corporation shall not be required to issue any certificates representing the Series B-1 Preferred Stock on or after the Mandatory Conversion Date. In place of the delivery of a replacement certificate following the Mandatory Conversion Date, the Corporation, upon delivery of the evidence and indemnity described in clause (a) above, shall deliver the shares of Non-Voting Common Stock pursuant to the terms of the Series B-1 Preferred Stock formerly evidenced by the certificate.

Section 16.        Miscellaneous.

(a)          All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of these Articles of Amendment) with postage prepaid, addressed: (i) if to the Corporation, to its office at 1226 Eastchester Drive, High Point, NC 27262, Attention: W. Swope Montgomery, Jr., Facsimile: (336) 889-8996 with a copy to the Corporation’s legal counsel at 271 17th Street, Suite 2400, Atlanta, Georgia 30363, Attention: Steven S. Dunlevie, Facsimile: (404) 870-4828l, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Corporation, or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.

(b)          The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series B-1 Preferred Stock or shares of Non-Voting Common Stock or other securities issued on account of Series B-1 Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series B-1 Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Series B-1 Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

(c)          All payments on the shares of Series B-1 Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by applicable law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the holders thereof.

(d)          No share of Series B-1 Preferred Stock shall have any rights of preemption whatsoever under this Articles of Amendment as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated issued or granted.

(e)          The shares of Series B-1 Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles of Incorporation or as provided by applicable law.

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(f)          The Corporation covenants not to treat the Series B-1 Preferred Stock as preferred stock for purposes of Section 305 of the Internal Revenue Code of 1986, as amended, except as otherwise required by applicable law.

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